Exhibit 99.1

NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: November 5, 2018	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings;

Raises Low End of 2018 Earnings Per Share Guidance, Narrowing Range to $2.00-2.10 from $1.95-2.10

Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2018.

Summary:

●	Consolidated operating revenues increased 5% to $227.7 million compared with $216.5 million in the third quarter of 2017.

●	Consolidated net income increased 31% to $23.3 million compared with $17.7 million in the third quarter of 2017.

●	Consolidated diluted earnings increased 29% to $0.58 per share compared with $0.45 per share in the third quarter of 2017.

●	The corporation is narrowing its 2018 earnings guidance range to $2.00-$2.10 from $1.95-$2.10 per diluted share.

CEO Overview

“Employees at our operating companies achieved another quarter of improved results with diluted earnings per share up $0.13, or 29 percent over last year’s third quarter,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “All operating segments improved their respective net income quarter over quarter. Interim rates in North Dakota, increased transmission investment, and favorable weather compared with 2017 third quarter weather positively impacted our Electric segment net earnings. Also, third quarter 2017 included additional interim rate refund accruals associated with our 2016 Minnesota rate case. Our Manufacturing segment attained increased revenues and earnings growth. Our Plastics segment’s performance yielded slightly stronger earnings driven mostly by the impact of lower tax rates. Lower tax rates under 2017 Tax Cuts and Jobs Act (TCJA) legislation continue to positively impact earnings in both the Plastics and Manufacturing segments.

“In a September 26, 2018 hearing, the North Dakota Public Service Commission (NDPSC) approved Otter Tail Power Company’s request to increase North Dakota customers’ rates. In November 2017 we filed a request to increase rates by approximately $13.1 million. On January 1, 2018 we implemented an interim rate increase while the NDPSC considered the request. In March we lowered our overall request to $7.1 million, primarily to reflect a reduction in income tax recovery requirements related to the TCJA, and we reduced interim rates accordingly. In July we reached a settlement with NDPSC staff and other intervenors. The NDPSC approved an overall revenue increase of $4.6 million (3.1 percent) with a return on equity of 9.77 percent on a 52.5 percent equity capital structure. This compares with our March adjusted annual revenue increase request of $7.1 million (4.8 percent) and a requested return on equity of 10.3 percent. The approval results in no rate base adjustments from our original request and allows for future rider recovery of the planned Astoria natural gas-fired generating facility. Final rates will be effective January 1, 2019, with refunds of excess revenues collected under interim rates applied to customers’ March 2019 bills.

“On April 20, 2018 Otter Tail Power Company filed a request with the South Dakota Public Utilities Commission (SDPUC) to increase non-fuel rates in South Dakota by approximately $3.3 million annually, or 10.1 percent, as the first step in a two-step request. We implemented an interim rate increase on October 18, 2018. Our request includes lower federal income tax rates resulting from the TCJA, allowing for benefits of the lower tax rates to flow back to South Dakota customers. The second step in the request is an additional 1.7 percent increase to recover costs for the proposed Merricourt wind generation facility when the facility goes into service.

“Incremental growth from capital investment also benefited the utility. The Big Stone South-Ellendale line, a 345-kilovolt regional transmission project Otter Tail Power Company is managing and co-owns with another utility, is on budget and, with 100 percent of the structures set and over 85 percent of the conductor strung, remains on schedule for completion in 2019. Our investment in these transmission assets is expected to be approximately $115 million. This is a Midcontinent Independent System Operator (MISO) designated Multi-Value Project, allowing rider cost recovery from all customers in MISO’s upper-Midwest footprint. The line will improve transmission reliability and allow for the interconnection of significant renewable and other generation resources.

“Overall, Otter Tail Power Company expects to invest $980 million in capital projects from 2018 through 2022, including the Big Stone South-Ellendale line and regulated investments in renewable and natural gas-fired generation. This will produce a projected compounded annual growth rate of approximately 9 percent in utility rate base from 2017 through 2022 and will deliver value to customers and shareholders.

“Our Manufacturing segment showed a $1.4 million net income improvement quarter-over-quarter or a $0.04 increase in diluted earnings per share. This increase is primarily due to a significant quarter-over-quarter improvement at BTD Manufacturing’s Georgia plant related to increased revenues and improved gross margins.

“Our PVC pipe companies, Vinyltech and Northern Pipe Products, continue to show strong financial performance. Operating income was lower in third quarter 2018 compared with third quarter 2017 primarily due to the effect of hurricane-related market impacts in 2017. This decline in operating income was more than offset with lower tax rates under the TCJA and resulted in a $0.3 million increase in Plastics segment net income, or $0.01 increase in diluted earnings per share, quarter over quarter.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent continue to strengthen our position in the markets we serve. We are narrowing our 2018 diluted earnings per share guidance range to $2.00-$2.10 from $1.95-$2.10.”

Cash Flows and Liquidity

Our consolidated cash provided by operations for the nine months ended September 30, 2018 was $100.9 million compared with $114.1 million for the nine months ended September 30, 2017. Primary reasons for the $13.2 million decrease in cash provided by operations between the periods were:

●	A $20.0 million increase in discretionary contributions to the corporation’s funded pension plan.

●	An $8.2 million reduction in the level of increases in deferred tax liabilities related to the lower federal income tax rate under the TCJA.

●	A $1.9 million increase in cash used for working capital items.

offset by:

●	A $14.1 million increase in net income.

●	A $2.5 million increase in depreciation and amortization expense.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On September 30, 2018	Restricted due to Outstanding Letters of Credit	Available on September 30, 2018	Available on December 31, 2017
Otter Tail Corporation Credit Agreement	$130,000	$15,489	$--	$114,511	$130,000
Otter Tail Power Company Credit Agreement	170,000	--	300	169,700	57,329
Total	$300,000	$15,489	$300	$284,211	$187,329

On October 31, 2018 both credit agreements were amended to extend the expiration dates by one year from October 31, 2022 to October 31, 2023.

Board of Directors Declared Quarterly Dividend

On November 5, 2018 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.335 per share. This dividend is payable December 10, 2018 to shareholders of record on November 15, 2018.

Segment Performance Summary

Electric

	Three Months ended September 30,
($s in thousands)	2018	2017	Change	% Change
Retail Electric Revenues	$88,433	$88,953	$(520)	(0.6)
Wholesale Electric Revenues	2,826	1,549	1,277	82.4
Other Electric Revenues	14,183	12,897	1,286	10.0
Total Electric Revenues	$105,442	$103,399	$2,043	2.0
Net Income	$14,567	$10,869	$3,698	34.0
Retail Megawatt-hour (mwh) Sales	1,079,622	1,060,858	18,764	1.8
Heating Degree Days	107	37	70	189.2
Cooling Degree Days	339	284	55	19.4

The following table shows heating and cooling degree days as a percent of normal:

	Three Months ended September 30,
	2018	2017
Heating Degree Days	209.8%	69.8%
Cooling Degree Days	95.8%	80.2%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail mwh sales under actual weather conditions and expected retail mwh sales under normal weather conditions in the third quarters of 2018 and 2017 and between the quarters:

	2018 vs Normal	2017 vs Normal	2018 vs 2017
Effect on Diluted Earnings Per Share	$ 0.00	$ (0.01)	$ 0.01

The $0.5 million decrease in retail electric revenues includes:

●

A $4.0 million increase in revenues mainly due to the additional amount of interim rate refund recorded in third quarter 2017 related to the Minnesota Public Utilities Commission’s final order in the 2016 general rate case.

●

A $1.4 million increase in revenues, net of an estimated refund, related to an interim rate increase implemented in January 2018 in conjunction with Otter Tail Power Company's 2017 general rate increase request in North Dakota.

●

A $0.8 million increase in Minnesota Renewable Resource Adjustment rider revenues related to an increase in renewable revenue requirements resulting from the expiration of production tax credits for certain wind turbines.

●	A $0.8 million increase in revenues related to increased electricity consumption due to warmer weather in third quarter 2018, evidenced by a 19.4% increase in cooling degree days between the periods.

offset by:

●

A $4.2 million decrease in revenues related to the recovery of lower fuel and purchased power costs incurred to serve retail customers driven by more mwhs generated from low-fuel-cost, company-owned resources combined with a reduction in higher-cost power purchases.

●	A $2.3 million reduction in revenues due to a provision for refunds to Minnesota and South Dakota customers related to lower federal income taxes under the TCJA.

●

A $0.6 million decrease in North Dakota and South Dakota Environmental Cost Recovery rider revenues due to a reduction in the return on equity component of the North Dakota rider from 10.75% in 2017 to 9.77% in 2018, less federal taxes being recovered through the riders and a lower investment balance of environmental upgrades due to depreciation.

●

A $0.4 million reduction in revenues related to a reduction in transmission costs, including lower federal income taxes under the TCJA, recoverable in rates and through transmission cost recovery (TCR) riders in North Dakota and Minnesota.

Wholesale electric revenues increased $1.3 million due to a 63.4% increase in wholesale mwh sales and an 11.7% increase in wholesale electric prices. Increased demand and higher wholesale prices combined with increased availability of Otter Tail Power Company generating units provided greater opportunity for economic dispatch and wholesale energy sales in third quarter 2018 compared with third quarter 2017.

Other electric revenues increased $1.3 million due to increases in transmission tariff and transmission services revenue.

Production fuel costs increased $1.0 million, due to a 21.5% increase in mwhs generated from Otter Tail Power Company’s fuel-burning plants to provide electricity for the increases in retail and wholesale demand driven by warmer weather in our service territory in third quarter 2018 compared with third quarter 2017.

The cost of purchased power to serve retail customers decreased $3.7 million in relation to a 47.5% decrease in mwhs purchased due to higher market prices and increased availability of, and sourcing from, company-owned generating units.

Electric operating and maintenance expenses decreased $1.6 million due to the establishment of a $2.7 million regulatory asset for deferred recovery of an income tax adjustment related to TCJA guidance issued in the third quarter. This decrease was partially offset by a $1.1 million increase in external service costs related to a scheduled eight-week maintenance outage at Big Stone Plant that began in September 2018. The income tax adjustment is the result of August 2018 Internal Revenue Service (IRS) guidance clarifying changes related to the treatment of bonus depreciation rules for 2017, affecting 2017 deductions and reversals of excess deferred taxes in 2018. The adjustments related to the guidance resulted in a $2.7 million increase in income tax expense, which is subject to recovery through future rate adjustments. In accordance with regulatory accounting treatment, Otter Tail Power Company recorded a regulatory asset and offsetting credit to operating expense of $2.7 million. The regulatory asset will be amortized to expense as the related revenue is recovered in rates.

Property tax expense increased $0.4 million due to an increase in North Dakota property taxes in 2018.

Depreciation expense increased $0.9 million mainly due to an increase in transmission project unitization and the Big Stone South-Brookings transmission line being placed in service in September 2017.

Income tax expense in the Electric segment increased $1.6 million. The increase includes a $2.7 million increase in income tax expense resulting from the previously mentioned clarifying guidance from the IRS in August 2018. This resulted in the reversal of excess deferred taxes related to the reduction in federal tax rate from 35% to 21% under the TCJA. This $2.7 million increase was partially offset by a $1.1 million decrease in income tax expense, despite an increase in income before income taxes, mainly due to the reduction in the federal income tax rate under the TCJA.

Manufacturing

	Three Months ended September 30,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$67,027	$54,355	$12,672	23.3
Net Income	3,022	1,608	1,414	87.9

At BTD, a revenue increase of $11.8 million included increases in parts revenue related to increased sales of $4.1 million to manufacturers of construction equipment, $2.2 million to manufacturers of agricultural equipment, $2.0 million to manufacturers of lawn and garden equipment, $1.7 million to manufacturers of industrial equipment and $1.1 million to manufacturers of recreational vehicles. Included in the parts revenue increases is the pass through of higher material costs of $4.2 million, with the remaining increase due to higher sales volume and a slight increase in pricing unrelated to material cost increases. Revenues from scrap metal sales increased $0.7 million due to higher scrap volume from increased production and a 6% increase in scrap metal pricing. Cost of products sold at BTD increased $8.7 million due to increased sales volume and the $4.2 million in higher material costs. The $3.1 million increase in gross margins on sales was partially offset by a $1.6 million increase in operating expenses resulting mainly from increases in labor, benefit and recruiting costs for additional employees. Although BTD’s income before tax increased $1.5 million, income tax expense at BTD increased by only $0.2 million due to the impact of the lower federal tax rate under the TCJA. This results in a $1.3 million increase in quarter-over-quarter net income at BTD.

At T.O. Plastics, revenues increased $0.9 million due to a $1.6 million increase in sales of horticultural containers, partially offset by decreases in sales of industrial and life sciences products totaling $0.7 million. The revenue increase was mostly offset by a $0.8 million increase in cost of products sold related to the increase in sales volume and higher labor costs. Income before income taxes was flat quarter over quarter. The reduction in the federal tax rate under the TCJA provided for a slight reduction in income tax expense, resulting in a $0.1 million increase in net income.

Plastics

	Three Months ended September 30,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$55,203	$58,708	$(3,505)	(6.0)
Net Income	6,432	6,092	340	5.6

Plastics segment revenues decreased $3.5 million due to a 12.5% decrease in pounds of polyvinyl-chloride (PVC) pipe sold, partially offset by a 7.5% increase in PVC pipe prices. Higher sales volume in third quarter 2017 was mainly due to increased sales and pricing resulting from hurricanes in the Gulf Coast region of the United States, where the major U.S. resin production plants are located. Hurricane Harvey had a significant impact on market conditions for September 2017. Major resin suppliers shut down production facilities which impacted raw material availability. This created pipe-availability concerns among distributors and contractors, which accelerated pipe demand and created positive sales-price pressure in the market, impacting our third quarter 2017 diluted earnings by an estimated $0.04 per share.

Cost of products sold decreased $2.4 million due to the 12.5% decrease in sales volume, partially offset by an 8.2% increase in the cost per pound of pipe sold. Although sales volume decreased while the cost per pound of pipe sold increased, gross margin per pound of PVC pipe sold still improved by 5.2% as a result of the 7.5% increase in revenue per pound of PVC pipe sold. Plastics segment operating expenses increased by $0.2 million. Income before tax in the Plastics segment decreased $1.2 million quarter over quarter, while income tax expense decreased $1.5 million due to the lower federal tax rate under the TCJA, resulting in the $0.3 million increase in net income.

Corporate

Corporate costs, net-of-tax, decreased slightly quarter over quarter, mainly due to $0.3 million of nontaxable life insurance benefits from corporate-owned life insurance. This was partially offset by a reduction in income tax savings due to the lower federal income tax rate effective in 2018 under the TCJA.

2018 Business Outlook

We are narrowing our 2018 consolidated diluted earnings per share guidance to be in the range of $2.00 to $2.10 from our August 6, 2018 guidance range of $1.95 to $2.10. We have taken into consideration the cyclical nature of some of our businesses as well as current regulatory factors facing our Electric segment. We currently expect capital expenditures for 2018 to be $106 million compared with actual cash used for capital expenditures of $133 million in 2017. Our planned expenditures for 2018 include $18 million for the Big Stone South-Ellendale transmission line project, which positively impacts earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2018 earnings per share guidance range compared with 2017 actual earnings are as follows:

	2017 EPS by	2018 Guidance February 12, 2018		2018 Guidance May 7, 2018		2018 Guidance August 6, 2018		2018 Guidance November 5, 2018
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High	Low	High
Electric	$1.24	$1.34	$1.37	$1.34	$1.37	$1.34	$1.37	$1.34	$1.36
Manufacturing	$0.28	$0.26	$0.30	$0.26	$0.30	$0.26	$0.30	$0.28	$0.31
Plastics	$0.54	$0.36	$0.40	$0.48	$0.52	$0.55	$0.59	$0.59	$0.61
Corporate	$(0.25)	$(0.16)	$(0.12)	$(0.18)	$(0.14)	$(0.20)	$(0.16)	$(0.21)	$(0.18)
Total – Continuing Operations	$1.81	$1.80	$1.95	$1.90	$2.05	$1.95	$2.10	$2.00	$2.10
Return on Equity	10.6%	10.1%	10.9%	10.6%	11.5%	10.9%	11.8%	11.2%	11.8%

The following items contribute to our current earnings guidance for 2018.

●	We expect 2018 Electric segment net income to be higher than 2017 segment net income based on:

o	Normal weather for the remainder of 2018. Milder than normal weather in 2017 negatively impacted diluted earnings per share by an estimated $0.04 compared to normal.

o

Impact of our North Dakota rate case. In a September 26, 2018 hearing the NDPSC approved an overall annual revenue increase of $4.6 million (3.1%) and a return on equity of 9.77% on a 52.5% equity capital structure. This compares with our March 2018 adjusted annual revenue increase request of $7.1 million (4.8%) and a requested return on equity of 10.3%. The NDPSC’s approval results in no rate base adjustments from our original request and allows for future rider recovery of the planned Astoria natural gas-fired generating facility. Final rates will be effective January 1, 2019, with refunds of excess revenues collected under interim rates applied to customers’ March 2019 bills.

o

Increased revenue from our South Dakota rate case filed on April 20, 2018. Our request with the SDPUC is to increase non-fuel rates in South Dakota by approximately $3.3 million annually, or 10.1%. Interim rates based on this request went into effect October 18, 2018. We cannot provide assurance our interim rates will become final.

o	Increases in transmission investments and other revenues.

offset by:

o

Increased operating and maintenance expenses of $0.05 per share due to a planned maintenance outage at our Big Stone Plant and $0.09 per share for increasing costs of pension, medical, workers compensation and retiree medical benefits. The increase in pension costs is a result of a decrease in the discount rate from 4.60% to 3.90%.

o	Higher depreciation expense due to large capital projects being put into service.

o

Increased interest expense related to replacing short-term debt at an average annual rate of 2.4% with long-term debt at a rate of 4.07% along with an increase in combined short-term and long-term borrowings to finance portions of 2018 planned capital expenditures.

●	We expect 2018 net income from our Manufacturing segment to increase over 2017 based on:

o	BTD’s year-over-year sales increase and planned improvement in operating margins through continued productivity gains.

o	T.O. Plastics’ year-over-year sales growth in horticulture markets.

o	Lower income taxes due to lower federal tax rates implemented as part of the TCJA.

o	Backlog of approximately $62 million for the remainder of 2018 compared with $53 million one year ago.

●

We expect 2018 net income from the Plastics Segment to increase over 2017 based on continued strong performance through third quarter driven by higher operating margins with business conditions expected to remain solid through the rest of the year. Earnings in 2017 included an estimated impact of $0.09 per diluted share due to market reaction to hurricanes in the Gulf of Mexico. Plastics segment net income for 2018 also will be positively affected by lower federal tax rates in the TCJA.

●

Corporate costs, net of tax, are expected to be higher in 2018 than in 2017, excluding the effect of revaluing deferred tax assets ($0.18 per share) related to tax reform on 2017 net losses. The higher net-of-tax costs expected in 2018 are due, in part, to the lower federal tax rate in effect in 2018 under the TCJA, as well as additional increases in employee benefit costs resulting from increased earnings, and planned contributions to Otter Tail Corporation’s Foundation, established in 2018.

The impact of 2017 tax reform legislation on future results is based on reasonable estimates and is subject to adjustment on obtaining additional information or to reflect any future legislation, rules, regulations or interpretations of the tax reform legislation.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, November 6, 2018, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2018 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business. Failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. If these systems fail or become unavailable for a significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and nine-month periods ended September 30, 2018 and 2017 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2018	2017	2018	2017
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$105,759	$102,928	$334,889	$325,378
Changes in Accrued Revenues under Alternative Revenue Programs	(317)	471	(2,757)	(1,192)
Total Electric Revenues	105,442	103,399	332,132	324,186
Manufacturing	67,027	54,355	203,843	172,076
Plastics	55,203	58,708	159,332	146,416
Intersegment Eliminations	(10)	(5)	(31)	(18)
Total Operating Revenues	227,662	216,457	695,276	642,660
Operating Expenses
Fuel and Purchased Power	26,793	29,467	97,382	93,890
Nonelectric Cost of Products Sold (depreciation included below)	93,361	86,230	275,691	245,520
Electric Operating and Maintenance Expense	33,897	35,469	111,113	109,494
Nonelectric Operating and Maintenance Expense	12,547	10,631	37,690	30,625
Depreciation and Amortization	18,708	17,927	56,216	53,689
Property Taxes - Electric	4,094	3,721	11,202	11,228
Total Operating Expenses	189,400	183,445	589,294	544,446
Operating Income (Loss) by Segment
Electric	26,635	21,585	70,511	70,257
Manufacturing	4,326	2,776	15,331	11,581
Plastics	8,814	10,049	26,710	21,640
Corporate	(1,513)	(1,398)	(6,570)	(5,264)
Total Operating Income	38,262	33,012	105,982	98,214
Interest Charges	7,549	7,393	22,597	22,382
Nonservice Cost Components of Postretirement Benefits	1,326	1,403	4,129	4,215
Other Income	1,245	592	3,135	1,697
Income Tax Expense – Continuing Operations	7,359	7,035	14,207	19,295
Net Income (Loss) by Segment – Continuing Operations
Electric	14,567	10,869	41,835	36,563
Manufacturing	3,022	1,608	10,769	6,735
Plastics	6,432	6,092	19,505	13,166
Corporate	(748)	(796)	(3,925)	(2,445)
Net Income from Continuing Operations	23,273	17,773	68,184	54,019
(Loss) Income from Discontinued Operations - net of Income Tax (Savings) Expense of $0, ($25), $0 and $53 for the respective periods	--	(39)	--	78
Net Income	$23,273	$17,734	$68,184	$54,097
Average Number of Common Shares Outstanding
Basic	39,621,524	39,507,581	39,592,705	39,440,416
Diluted	39,903,565	39,795,366	39,882,105	39,712,862

Basic Earnings Per Common Share:
Continuing Operations	$0.59	$0.45	$1.72	$1.37
Discontinued Operations	--	--	--	--
	$0.59	$0.45	$1.72	$1.37
Diluted Earnings Per Common Share:
Continuing Operations	$0.58	$0.45	$1.71	$1.36
Discontinued Operations	--	--	--	--
	$0.58	$0.45	$1.71	$1.36

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	September 30,	December 31,
	2018	2017

Current Assets
Cash and Cash Equivalents	$649	$16,216
Accounts Receivable:
Trade—Net	96,095	68,466
Other	8,036	7,761
Inventories	94,615	88,034
Unbilled Receivables	16,855	22,427
Income Taxes Receivable	--	1,181
Regulatory Assets	16,552	22,551
Other	8,611	12,491
Total Current Assets	241,413	239,127

Investments	9,123	8,629
Other Assets	36,721	36,006
Goodwill	37,572	37,572
Other Intangibles—Net	12,746	13,765
Regulatory Assets	124,553	129,576

Plant
Electric Plant in Service	2,000,313	1,981,018
Nonelectric Operations	225,620	216,937
Construction Work in Progress	183,397	141,067
Total Gross Plant	2,409,330	2,339,022
Less Accumulated Depreciation and Amortization	844,042	799,419
Net Plant	1,565,288	1,539,603
Total	$2,027,416	$2,004,278

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	September 30,	December 31,
	2018	2017

Current Liabilities
Short-Term Debt	$15,489	$112,371
Current Maturities of Long-Term Debt	169	186
Accounts Payable	91,033	84,185
Accrued Salaries and Wages	21,486	21,534
Accrued Federal and State Income Taxes	2,708	--
Other Accrued Taxes	15,269	16,808
Regulatory Liabilities	7,926	9,688
Other Accrued Liabilities	9,373	11,389
Liabilities of Discontinued Operations	--	492
Total Current Liabilities	163,453	256,653

Pensions Benefit Liability	89,139	109,708
Other Postretirement Benefits Liability	70,703	69,774
Other Noncurrent Liabilities	25,889	22,769

Deferred Credits
Deferred Income Taxes	108,699	100,501
Deferred Tax Credits	20,325	21,379
Regulatory Liabilities	231,594	232,893
Other	2,328	3,329
Total Deferred Credits	362,946	358,102

Capitalization
Long-Term Debt—Net	589,984	490,380

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,324	197,787
Premium on Common Shares	343,210	343,450
Retained Earnings	189,575	161,286
Accumulated Other Comprehensive Loss	(5,807)	(5,631)
Total Common Equity	725,302	696,892
Total Capitalization	1,315,286	1,187,272
Total	$2,027,416	$2,004,278

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Nine Months Ended September 30,
In thousands	2018	2017
Cash Flows from Operating Activities
Net Income	$68,184	$54,097
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	--	(78)
Depreciation and Amortization	56,216	53,689
Deferred Tax Credits	(1,054)	(1,102)
Deferred Income Taxes	7,529	15,680
Change in Deferred Debits and Other Assets	10,641	7,875
Discretionary Contribution to Pension Plan	(20,000)	--
Change in Noncurrent Liabilities and Deferred Credits	(191)	1,788
Allowance for Equity/Other Funds Used During Construction	(1,586)	(636)
Stock Compensation Expense – Equity Awards	3,402	2,765
Other—Net	(201)	99
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(27,804)	(21,122)
Change in Inventories	(6,581)	4,825
Change in Other Current Assets	3,827	3,079
Change in Payables and Other Current Liabilities	5,746	(5,153)
Change in Interest and Income Taxes Receivable/Payable	2,932	(1,595)
Net Cash Provided by Continuing Operations	101,060	114,211
Net Cash Used in Discontinued Operations	(200)	(134)
Net Cash Provided by Operating Activities	100,860	114,077
Cash Flows from Investing Activities
Capital Expenditures	(74,489)	(94,549)
Proceeds from Disposal of Noncurrent Assets	1,879	2,456
Cash Used for Investments and Other Assets	(3,324)	(3,158)
Net Cash Used in Investing Activities	(75,934)	(95,251)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(7)	4,826
Net Short-Term (Repayments) Borrowings	(96,882)	60,754
Proceeds from Issuance of Common Stock	--	4,349
Common Stock Issuance Expenses	(108)	--
Payments for Retirement of Capital Stock	(3,012)	(1,799)
Proceeds from Issuance of Long-Term Debt	100,000	--
Short-Term and Long-Term Debt Issuance Expenses	(441)	--
Payments for Retirement of Long-Term Debt	(148)	(48,172)
Dividends Paid	(39,895)	(37,958)
Net Cash Used in Financing Activities	(40,493)	(18,000)
Net Change in Cash and Cash Equivalents	(15,567)	826
Cash and Cash Equivalents at Beginning of Period	16,216	--
Cash and Cash Equivalents at End of Period	$649	$826